Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310 sghiglieri@neurogesx.com	The Ruth Group Stephanie Carrington (investors) (646) 536-7017 scarrington@theruthgroup.com Victoria Aguiar (media) (646) 536-7013 vaguiar@theruthgroup.com

NeurogesX Appoints Ronald Martell President and Chief Executive Officer

San Mateo, Calif., (January 3, 2012) – NeurogesX, Inc. (Nasdaq: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today announced that the Board of Directors has appointed Ronald A. Martell as President and Chief Executive Officer, and a member of the board. Mr. Martell brings over 30 years of experience in the biotechnology industry including direct commercialization experience.

Prior to joining NeurogesX, Mr. Martell was Chief Executive Officer at Poniard Pharmaceuticals, Inc., where he served for four years. Mr. Martell’s experience includes Imclone Systems, where over his tenure he held progressively more responsible positions, and led the successful launch and initial commercialization of oncology drug Erbitux and served as a member of the deal execution teams that led to major pharmaceutical partnerships. Earlier in his career, Mr. Martell was with Genentech and led the commercial launch of the company’s blockbuster oncology drugs, Rituxan and Herceptin, as well as the development of global marketing plans for the oncology product portfolio.

Gary Lyons, Executive Chairman of the board, stated, “The board has conducted a thorough and diligent process to identify the optimum candidate to lead NeurogesX at this pivotal time in its development. During the last quarter, we announced positive Phase 2 data for NGX-1998, our topical liquid formulation of high-concentration capsaicin, the restructuring of the Company’s sales force and the FDA acceptance of review of our sNDA for Qutenza 8% (capsaicin) patch for HIV-associated peripheral neuropathy, or HIV-PN.”

Mr. Lyons continued, “Ronald Martell brings the attributes and track record that meet the leadership needs for a commercial company with two major near term product opportunities. His experience in launching and developing drugs will be invaluable to the team as we move forward. Commensurate with Ron’s appointment, long time President and CEO, Tony DiTonno retired as of December 31, 2011. On behalf of the board, we thank Tony for his leadership and dedication and wish him well in his new endeavors.”

Ronald Martell, President and CEO of NeurogesX, noted, “NeurogesX is an exciting opportunity as it is uniquely positioned with Qutenza approved for PHN and a potential label expansion in painful HIV-peripheral neuropathy. I am also very excited about our liquid formulation NGX-1998, which recently completed a successful Phase 2 clinical study demonstrating initial evidence of safety and efficacy, which I believe represents a very significant potential product opportunity. I look forward to advancing NeurogesX’ strategy as a world leading pain management biopharmaceutical company.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company has submitted a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza for the management of pain due to HIV-associated peripheral neuropathy (HIV-PN) previously referred to as HIV-associated neuropathy (HIV-AN) and HIV-distal sensory polyneuropathy (HIV-DSP).

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 clinical trials and one Phase 2 clinical trial in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to statements regarding: the potential expansion of the U.S. label for Qutenza to include management of pain due to HIV-associated peripheral neuropathy (HIV-PN); and expectations regarding NGX-1998 as a very significant potential product opportunity if approved by the FDA. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the further development of Qutenza for additional indications, including difficulties or delays in receipt of FDA approval of the sNDA to expand the U.S. label for Qutenza for the management of pain due to HIV-PN; market acceptance of Qutenza in already approved indications may not be sufficient to support further pursuit of an expanded label for Qutenza; Qutenza, NGX-1998 and NeurogesX’ other product candidates may have unexpected adverse side effects; and NGX-1998 may fail to demonstrate sufficient safety or efficacy in clinical trials to support further development or potential marketing approval. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.